SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant [x]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement
[ ]	Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[X]	Soliciting Material Pursuant to §240.14a-12

Investment Managers Series Trust

(Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required.

[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies: N/A

(2) Aggregate number of securities to which transaction applies: N/A

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): N/A

(4) Proposed maximum aggregate value of transaction: N/A

(5) Total fee paid: $0

[ ]	Fee paid previously with preliminary materials. N/A

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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(4) Date Filed: N/A

PLEASE VOTE NOW

WE MUST RECEIVE YOUR VOTE BY APRIL 23, 2021

IMPORTANT NOTICE REGARDING YOUR INVESTMENT IN

Riverbridge ECO Leaders Fund

The Riverbridge Special Meeting of Shareholders has adjourned to APRIL 23, 2021 due to the lack of shareholder participation. The Fund’s records indicate that we have not received your vote. We urge you to vote as soon as possible in order to allow the Fund to obtain a sufficient number of votes to hold the meeting on APRIL 23RD and avoid the cost of further adjournments

If you have any questions or would like to vote, please call the number listed below:

855-200-7598

The rationale for the proposed transaction is that, consistent with the investment objectives and investment strategies of both Funds, the securities held in the two Funds have converged over time, such that they are currently identical, with perhaps some minor variations in position sizes. The Funds have the same investment objective, substantially similar investment strategies, the same portfolio management team, and similar risk profiles and therefore, the proposed transaction is not expected to materially change the way the Eco Leader Fund shareholders’ investments are managed.  The Adviser expects that  shareholders of the Eco Leaders Fund would benefit from the proposed reorganization by the expected reduction in fund expenses, as a result of elimination of redundant administrative expenses, and achievement of increased economies of scale. In addition, the transaction generally is not expected to result in recognition of gain or loss for federal income tax purposes.

More information can be found in the Q&A in the Proxy Statement that you receive in the mail.  The Proxy Statement is also posted in Fund’s website at https: //riverbridge.com/uploads/mutualfund/131383_FINAL_MS.PDF

The Fund has made it very easy for you to vote. Choose one of the following methods:

VOTE ONLINE	VOTE BY MAIL	VOTE BY PHONE
Visit the Website noted on your proxy card and enter the control number that appears on the proxy card. Follow the on-screen prompts to vote.	Return the executed proxy card in the postage-paid envelope provided so it is received by APRIL 23, 2021.

Call the phone number above Monday – Friday, 9am – 10pm, Eastern time to speak with a proxy specialist.

OR

Call the toll free touch-tone phone number listed on your proxy card. Have your proxy card with control number available. Follow the touch-tone prompts to vote.